Docusign Envelope ID: FDCBAE2B-CB67-4BD7-B2AC-E0FE871B80CC

EXHIBIT 5.1

A&O SHEARMAN

Allen Overy Shearman Sterling (Belgium) LLP
Avenue de Tervueren 268 A
B-1150 Brussels
Belgium

Tel +32 (0)2 780 2222
Fax +32 (0)2 780 2244

Titan America SA
Square de Meeûs 37
1000 Brussels
Belgium

1011.751.174 (RLE Brussels, French-speaking division)

Brussels, 28 May 2025

Subject **Titan America SA – Legal Opinion – Warrants (*Droits de souscription*)** (the **Opinion Letter**)

Dear Sirs,

We have acted as Belgian law legal advisers to Titan America SA, a limited liability company organised and existing under Belgian law, having its registered office at Place Sainte Gudule 14, 1000 Brussels, Belgium and registered with the Crossroads Bank for Enterprises under number 1011.751.174 RLE Brussels (French-speaking division) (**Titan America** or the **Company**), on certain Belgian law matters in connection with the Company's registration statement (the **Registration Statement**) on Form S-8, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the **SEC**) under the United States Securities Act of 1933, as amended (the **Securities Act**), in respect of up to 2,500,000 shares, without nominal value, of the Company (the **Shares**), to be issued upon the exercise of 2,500,000 outstanding warrants (*droits de souscription*) (the **Warrants**) under the Company's 2025 Omnibus Plan (the **Plan**).

1. DEFINITIONS AND INTERPRETATION

1.1 Definitions

Capitalised terms defined in the Registration Statement have the same meaning in this Opinion Letter unless otherwise expressly defined in this Opinion Letter.

1.2 Interpretation

(a) In this Opinion Letter, Belgian law legal concepts are expressed in English terms and not in their original French or Dutch terms. The concepts concerned may not be identical to the concepts described by the English terms.

(b) In this Opinion Letter, a reference to:

Allen Overy Shearman Sterling (Belgium) LLP is a limited liability partnership registered in England and Wales with registered number OC416445 and with its registered office at One Bishops Square, London E1 6AD. Allen Overy Shearman Sterling (Belgium) LLP is affiliated with Allen Overy Shearman Sterling LLP, a limited liability partnership registered in England and Wales with registered number OC306763 and with its registered office at One Bishops Square, London E1 6AD.
Enterprise number/VAT number: BE 0674 549 579 RPM/RPR Brussels.
Allen Overy Shearman Sterling LLP or an affiliated undertaking has an office in each of: Abu Dhabi, Amsterdam, Antwerp, Austin, Bangkok, Beijing, Belfast, Boston, Bratislava, Brussels, Budapest, Casablanca, Dallas, Dubai, Dublin, Düsseldorf, Frankfurt, Hamburg, Hanoi, Ho Chi Minh City, Hong Kong, Houston, Istanbul, Jakarta (associated office), London, Los Angeles, Luxembourg, Madrid, Milan, Munich, New York, Paris, Perth, Prague, Riyadh, Rome, San Francisco, São Paulo, Seoul, Shanghai, Silicon Valley, Singapore, Sydney, Tokyo, Toronto, Warsaw, Washington, D.C.

0128528-0000007 EUO3: 2018878023.2 2 (i) the signatory of a party to a document includes any person who has inserted its name, or provided any confirmation of acceptance, in the place indicated with respect to that party in an electronic version of that document; (ii) a document having been executed or signed by or on behalf of a party includes the signatory of that party having inserted its name, or having provided any confirmation of acceptance, in the place indicated with respect to that party in an electronic version of that document; (iii) a copy of an electronically executed version of a document includes a document which, on its face, shows that it has been produced by an electronic signature platform or any other electronic means; and (iv) the signature of a document by an individual includes the name of that individual, or its confirmation of acceptance, being inserted by that individual in an electronic version of that document. (c) Section and Schedule headings are for ease of reference only and do not affect the interpretation of this Opinion Letter. 2. EXTENT OF LEGAL REVIEW 2.1 Examined documents We have, for the purposes of this Opinion Letter, only examined the following documents (the Documents): (a) an electronic copy of the Registration Statement on Form S-8; (b) an electronic copy of the Plan, as included as Exhibit 4.2 to the Registration Statement; (c) an electronic copy of the French version of the minutes of the meeting of the Board of Directors of the Company, that was held in Brussels in front of a civil law notary of Berquin Notaires SRL on 5 May 2025 (the Warrant Issuance); (d) an electronic copy of the special report of the Company’s Board of Directors dated 5 May 2025 prepared in accordance with article 7:180 and 7:191 of the Belgian Code on Companies and Associations (the BCCA) (the Board Report); (e) an electronic copy of the report prepared by the Company’s statutory auditor, PwC Réviseurs d’Entreprises SRL, in accordance with article 7:180 and 7:191 of the BCCA (the Auditor’s Report); (f) an electronic copy of the French version of the coordinated articles of association of the Company as drawn up after the execution of a notarial deed in front of a civil law notary of Berquin Notaires SRL amending inter alia the Company’s articles of association dated 6 May 2025, which according to the Company comprises the latest amendments made to the Company’s articles of association (the Articles of Association). 3. OPINION Based on the assumptions set out in Schedule 1 (Assumptions) and subject to the qualifications set out in Schedule 2 (Qualifications), it is our opinion that, insofar as Belgian law is concerned and subject to any matters, documents or events not disclosed to us, the Shares to be issued upon exercise of the Warrants will be validly issued, fully paid up and non-assessable, insofar as (i) the Company has taken all necessary actions to issue the Shares in compliance with the then applicable provision of the

0128528-0000007 EUO3: 2018878023.2 3 Company’s Articles of Association, the terms and conditions of the Plan, and the applicable provisions under Belgian law, and (ii) the Company has received in full all amounts payable by the participants to the Plan in respect of the Shares. As far as the word "non-assessable" used in this Opinion Letter is concerned, this word has no legal meaning under the laws of Belgium and is used in this Opinion Letter only to mean that, with respect to the offering of the Offered Shares, (i) the initial purchaser of the Offered Shares will have no obligation to pay to the Company any additional amount in excess of the subscription price and (ii) the holders of the Offered Shares will not be liable, solely because of their status as a holder of the Offered Shares, for additional calls of funds on the Offered Shares by the Company or its creditors. 4. RELIANCE AND DISCLOSURE (a) This Opinion Letter is given for the sole benefit of and may only be relied on by the Company (the Addressee) and only in connection with the Registration Statement. (b) This Opinion Letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this Opinion Letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in any document. (c) As Belgian law legal advisers we are not qualified or able to assess the true meaning and purport of the terms or any agreements, documents and legal acts subject or expressed to be subject to any applicable law other than Belgian law, including, but not limited to, the Registration Statement (as defined below), and we have made no investigation of such meaning and purport. Our review of agreements, documents or legal acts (rechtshandelingen / actesjuridiques) subject or expressed to be subject to any law other than Belgian law, including, but not limited to, the Registration Statement, has therefore been limited to the terms of such documents as they appear to us on their face. (d) We consent to the filing of this Opinion Letter as an exhibit to the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder. (e) We do not admit we are “experts” within the meaning of the Securities Act, or the rules and regulations of the SEC promulgated thereunder, with respect to any part of the Registration Statement. (f) We have acted as Belgian law legal advisers to, and have taken instructions solely from the Company. (g) This Opinion Letter is issued by Allen Overy Shearman Sterling (Belgium) and not by or on behalf of Allen Overy Shearman Sterling LLP or any other entity or any associated entity thereof. In this Opinion Letter the expressions “we”, “us”, “our” and like expressions should be construed accordingly. (h) To the fullest extent permitted by law and regulation, any person who is entitled to, and does, rely on this Opinion Letter agrees, by so relying, that, to the fullest extent permitted by law and regulation (and except in the case of wilful misconduct or fraud) there is no assumption of a personal duty of care by, and such person will not bring any claim against, any individual who is a partner of, member of, employee of or consultant to Allen Overy Shearman Sterling (Belgium) LLP or any other member of the group of Allen Overy Shearman Sterling or A&O Shearman undertakings and that such person will instead confine any claim to Allen Overy Shearman Sterling (Belgium) LLP (and for this purpose "claim" means (save only where law and regulation requires otherwise) any claim, whether in contract, tort (including negligence), for breach of statutory duty, or otherwise).

0128528-0000007 EUO3: 2018878023.2 4 5. GOVERNING LAW AND JURISDICTION This Opinion Letter (specifically any non-contractual rights and obligations arising out of or in connection with this Opinion Letter) is governed by and is to be construed in accordance with Belgian law and the courts of Brussels have exclusive jurisdiction in respect of any dispute or matter arising out of or in connection with this Opinion Letter. Yours faithfully, Allen Overy Shearman Sterling (Belgium) LLP

0128528-0000007 EUO3: 2018878023.2 5 SCHEDULE 1 ASSUMPTIONS 1. Signatures, Documents and Searches (a) All signatures, stamps and seals appearing on Documents are genuine. (b) All Documents are: (i) genuine and, if a copy, conform to the original Documents; (ii) complete and up-to-date; and (iii) (in the case of any Document other than a Document governed by Belgian law) in full force and effect. (c) Any executed Document submitted to us has been signed by the persons whose names are indicated thereon as being the names of the signatories and we have assumed the legal capacity of the natural persons executing such Document. (d) Any translation into English, Dutch or French of any Document not governed by Belgian Law is accurate. (e) The Registration Statement will become effective and will be filed in the form referred to in the Opinion Letter. (f) Where a Document has been provided to us in draft or undated form, it has been validly executed, dated and delivered by all parties to it in the same form as the last version supplied to us and is of immediate effect and where we have been supplied with successive drafts marked to show the changes, those changes have been accurately marked. There have not been and there will be no amendments or supplements to the Documents in the form as examined by us, such Documents (or the matters documented therein and thereby) have not been or will not be terminated, rescinded, declared null and void, or revoked, and there are no and will not be dealings, agreements or arrangements, actions or events between, by or involving any of the parties to such Documents which supersede any of such Documents (or the matters documented therein and thereby), or which otherwise affect the opinion given in this Opinion Letter. (g) The share register of the Company is held in physical form only and is complete, accurate and up to date. 2. Capacity, authorisations and formalities (a) The Company is not (i) a listed company within the meaning of Article 1:11 of the Belgian Code of Companies and Associations or (ii) a public interest entity within the meaning of Article 1:12, 2° of the Belgian Code of Companies and Associations. There is nothing in the Documents and Searches referred to in Sections 2.1 (Examined documents) that contradicts this assumption. (b) The correct procedure was followed for calling and conducting all the meetings and/or for passing the resolutions referred to in Section 2.1 (Examined documents) (for example, there was a valid quorum at any meeting of the Company’s corporate bodies, all relevant interests were declared and the resolutions were duly passed). The directors of the Company who attended and voted at the board meetings referred to in Section 2.1 (Examined documents) complied with the applicable provisions dealing with conflicts of interest.

0128528-0000007 EUO3: 2018878023.2 6 (c) No director (or permanent representative of a director that is a legal entity) of the Company is subject to a director ban within the meaning of the Belgian act of 4 May 2023 on the central register of director disqualifications, as amended from time to time, or any other applicable law. There is nothing in the Documents referred to in Sections 2.1 (Examined documents) that contradicts this assumption. (d) The person(s) who have executed the Documents on behalf of the Company are the person(s) authorised by the relevant resolutions/powers of attorney (and in this regard we do not verify the identity of any person signing a Document, nor do we check actual signatures against specimen signatures). (e) Each individual signing any Document had full legal capacity at the time he/she signed that Document. No individual acting on behalf of a party to a Document had a conflicting interest in relation to the subject matter of such Document. (f) The transactions contemplated by the Documents are bona fide transactions that have been entered into by the Company for legitimate commercial purposes, in the corporate interest and serving the corporate object of the Company. There has been no mistake of fact, fraud, duress or abuse of circumstances in relation to any Document. There is nothing on the face of the corporate object clause in the Articles of Association that contradicts this assumption. (g) For the purposes of our opinion expressed in this Opinion Letter, insofar as it relates to the actual issue of the Shares, (i) the subscription price for the Shares will be duly and fully paid up, (ii) the Shares will be duly issued under the authorised capital mandate awarded to the Company’s Board of Directors on 18 December 2024, (iii) the Shares will be duly subscribed for, (iv) the issue of the Shares and the corresponding capital increase will be duly recorded by means of a notarial deed before a notary public as required by Belgian law, and (v) such notarial deed and an excerpt therefrom be duly filed and registered as required by Belgian law. 3. Foreign law No foreign law affects the conclusions stated in this Opinion Letter. 4. Facts There are no facts or other matters which have not been disclosed to us by any person which would affect the conclusions stated in this Opinion Letter.

0128528-0000007 EUO3: 2018878023.2 7 SCHEDULE 2 QUALIFICATIONS 1. Scope of this Opinion Letter (a) This Opinion Letter relates solely to (i) the laws of Belgium (including any European Union law directly applicable in Belgium) as applied by the Belgian courts and published and in force as at the date of this Opinion Letter and (ii) the matters expressly covered in the opinion paragraphs in Section 3 (Opinion) above. We have no obligation to notify any Addressee of any change in Belgian law or its application after the date of this Opinion Letter. (b) Some conclusions set out in this Opinion Letter might be based on legal doctrine and case law of the Belgian Supreme Court. Judgments of the Belgian Supreme Court and the interpretation of legal doctrine are considered to be an important guide to interpreting and construing legal terms and agreements. However, a Belgian court considering a specific case is not required to follow previous Belgian court decisions or legal doctrine. (c) We express no opinion on any opinion on matters of fact, on tax law, on public international law, on matters of antitrust and competition, or matters of accounting.